EXHIBIT A

KENTUCKY ELECTRIC STEEL, INC.

1999 SHARE PLAN FOR NON-EMPLOYEE DIRECTORS


I.	Name and Purpose of Plan

	1.1	Establishment.  This plan created in accordance with the
terms hereof shall be known as the "Kentucky Electric Steel, Inc. 1999 Share Plan for Non-Employee Directors" (the "Plan").

	1.2	Purposes.  The purposes of this Plan are to encourage the
Non-Employee Directors of Kentucky Electric Steel, Inc. (the "Company") to own shares of the Company's stock and thereby to align their interests more closely with the interests of the other shareholders of the Company, to encourage the highest level of director performance by providing the Non-Employee Directors with a direct interest in the Company's attainment of its financial goals, and to provide a financial incentive that will help attract and retain the most qualified directors.

II.	Definitions

	2.1	Definitions.  The following terms shall have the meanings
set forth below:

		(a) "Board" shall mean the Board of Directors of the Company.

		(b) "Non-Employee Director" shall mean an individual duly elected or chosen as a member of the Board who is not an employee of the Company.

		(c) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

		(d) "Fair Market Value" means the average of the highest sale price and the lowest sale price of a Share on the date the value of a Share is to be determined, as reported on the NASDAQ System, and published in the Wall Street Journal, or if no sale is reported for such date, then on the next preceding date for which a sale is reported or, if the Shares are no longer traded on the NASDAQ System, the determination of such value shall be made by the Board.

		(e) "Fees" shall mean the amount of the fees to be paid to each Non-Employee Director for services as a director (including all meetings of the full Board and all committee meetings) for each fiscal quarter, as determined by the Board from time to time.

		(f) "Shares" shall mean the common stock, par value $.01 per share, of the Company.

	2.2	Gender and Number.  Except when otherwise indicated by the
context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

III.	Stock Subject to the Plan

	A total of 25,000 Shares are authorized for issuance under this Plan in accordance with the provisions of this Plan. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if, in the opinion of counsel for the Company, such shareholder approval is required.

IV.	Participation

	Each Non-Employee Director of the Company may receive Shares pursuant to this Plan on the terms and conditions set forth herein. Each Non-Employee Director shall, if required by the Board, enter in an agreement with the Company, in such form as the Board shall determine and which is consistent with the provisions of this Plan. In the event of any inconsistency between the provisions of this Plan and any such agreement entered into hereunder, the provisions of this Plan shall govern.

V.	Stock Issuances

	Promptly following each Board meeting or meeting of a committee of the Board during a fiscal quarter commencing on or after March 28, 1999, the Company shall issue to each Non-Employee Director the number of Shares (rounded to the nearest whole number) obtained by dividing the "Applicable Portion" of such Non-Employee Director's Fees by the Fair Market Value of a Share on the date of the applicable Board or committee meeting. No fractional Share shall be issued by the Company under this Plan. The "Applicable Portion" shall be 60% of the Fees payable with respect to the applicable meeting for each Non-Employee Director, or such higher percentage that any individual Non-Employee Director elects for himself, such election to be filed in writing with the Chief Financial Officer of the Company prior to the first day of the fiscal quarter during which the applicable meeting occurs.

VI.	General Provisions

	6.1	Non-transferability.  No rights to the issuance of Shares
pursuant to this Plan shall be assigned, pledged, hypothecated or otherwise transferred by a Non-Employee Director or any other person, voluntarily or involuntarily, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

	6.2	Investment Representations; Restricted Stock.  The Company
may require any Non-Employee Director to whom Shares are to be issued pursuant to this Plan, as a condition of receiving such Shares, to given written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Shares for his own account for investment and not with any present intention of selling or otherwise distributing the same, that the Shares issued pursuant to this Plan have not been registered pursuant to any applicable securities law and can only be transferred upon compliance with such laws, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. The Shares issued pursuant to this Plan will bear an appropriate legend.

	6.3	Compliance with Laws.  (a) Each issuance of Shares pursuant
to this Plan shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of Shares thereunder, such Shares may not be issued unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board.

	(b) This Plan and the issuance of Shares pursuant to this Plan are intended to comply with Rule 16b-3 promulgated under the Exchange Act; and the Board shall interpret and administer the provisions of this Plan in a manner consistent therewith.

	(c) The issuance of Shares and the payment of cash pursuant to this Plan shall be subject to all applicable laws, rules and regulations.

VII.	Plan Amendment and Termination

	The Board may at any time terminate, and from time to time amend or modify this Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable this Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.

VIII.	Miscellaneous

	8.1	Retention as Director.  Nothing contained in this Plan
shall interfere with or limit in any way the right of the shareholders or the Directors of the Company to remove any Director from the Board pursuant to the bylaws of the Company, nor confer upon any Director any right to continue in the service of the Company.

	8.2	Relationship to Other Plans.  The adoption of this Plan
shall not affect any other compensation plan in effect for the Company. Furthermore, this Plan shall not preclude the Company from establishing any other form of incentive or other compensation arrangement for Directors of the Company.

	8.3	Plan Binding on Successors.  This Plan shall be binding
upon the successors and assigns of the Company.

	8.4	Governing Law.  The provisions of this Plan shall be
governed by and construed in accordance with the laws of the State of Delaware.

	8.5	Headings.  Headings are given to the sections of this Plan
solely as a convenience to facilitate reference. Such headings, numberings and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.

IX.	Effective Date

	The effective date of this Plan shall be the date of its adoption by the Board.